Exhibit 5
[Jackson Kelly PLLC]
February 9, 2010
Centra Financial Holdings, Inc.
990 Elmer Prince Drive
Post Office Box 656
Morgantown, West Virginia 26507-0656
Gentlemen:
     Proceedings for the issuance of up to 200,000 shares (the “Shares”) of common stock, par value $1.00 per share, of Centra Financial Holdings, Inc. (“Centra Financial”), pursuant to a Registration Statement filed on even date herewith (the “Registration Statement”), have been taken with our assistance for Centra Financial.
     We have examined originals or copies certified to our satisfaction of such corporate records of Centra Financial, agreements and other instruments, certificates of public officials, certificates of officers or representatives of Centra Financial, and other documents as we have deemed necessary to examine and to require as the basis for the opinion hereinafter expressed. Upon the basis of such examination, we advise you that we are of the opinion that the Shares when issued upon effectiveness of the Registration Statement will be duly and validly issued Shares of Centra Financial, fully paid and nonassessable.
     The foregoing opinions are limited to the West Virginia Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is based on facts of which we have knowledge.
     We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement on Form S-1 and all amendments thereto, and the references therein to Jackson Kelly PLLC and its opinions. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended

Very truly yours,
/s/ Jackson Kelly PLLC
Jackson Kelly PLLC